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                                                               EXHIBIT (12)

                                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                              ---------------------------------------------

                                            Computation of Ratio of Earnings to Fixed Charges
                                            -------------------------------------------------



Millions of Dollars
                                                                                      Years Ended June 30
                                                               --------------------------------------------------------------
                                                                1997          1998          1999          2000          2001
                                                               ------        ------        ------        ------        ------
EARNINGS AS DEFINED

  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                                 $5,274        $5,704        $5,866        $5,474        $4,574

  Fixed charges, excluding capitalized interest                   534           639           751           811           872
                                                               ------        ------        ------        ------        ------

    TOTAL EARNINGS, AS DEFINED                                 $5,808        $6,343        $6,617        $6,285        $5,446
                                                               ======        ======        ======        ======        ======

FIXED CHARGES, AS DEFINED

  Interest expense (including capitalized interest)            $  457        $  548        $  650        $  792        $  794
  1/3 of rental expense                                            77            91           101            89            78
                                                               ------        ------        ------        ------        ------

    TOTAL FIXED CHARGES, AS DEFINED                            $  534        $  639        $  751        $  881        $  872
                                                               ======        ======        ======        ======        ======

    RATIO OF EARNINGS TO FIXED CHARGES                           10.9           9.9           8.8           7.1           6.2
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